                                                                    EXHIBIT 11.1

                       HEALTH SYSTEMS DESIGN CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                  JUNE 30,              JUNE 30,
                                                                            --------------------  --------------------
                                                                              1999       1998       1999       1998
                                                                            ---------  ---------  ---------  ---------
Net income (loss).........................................................  $     447  $     294  $    (752) $  (1,258)
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

Weighted average common shares outstanding:
  Basic...................................................................      6,713      6,607      6,698      6,566
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
  Fully Diluted...........................................................      6,753      6,826      6,698      6,566
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

Net income (loss) per common share:
  Basic...................................................................  $    0.07  $    0.04  $   (0.11) $   (0.19)
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
  Diluted.................................................................  $    0.07  $    0.04  $   (0.11) $   (0.19)
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

Net Income (Loss) Per Common Share:

    Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income per common share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an antidilutive effect on net income per common share. In periods where losses are recorded, common stock equivalents would decrease the loss per share and are therefore not added to the weighted average shares outstanding.

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